                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       First International Bancorp. Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                       First International Bancorp. Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

              [LOGO OF FIRST INTERNATIONAL BANCORP APPEARS HERE]

                              280 Trumbull Street
                          Hartford, Connecticut 06103
                                (860) 727-0700

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on April 27, 1999

  Notice is hereby given that the regular Annual Meeting of Shareholders of First International Bancorp, Inc., a Delaware corporation (the "Company"), will be held at the Hartford Hilton Hotel, Hartford, Connecticut on Tuesday, April 27, 1999, at 4 p.m. for the following purposes:

  1.To elect one Director of the Company, who will serve for a three-year term; and

  2.To transact any other business which may properly come before the meeting, or any adjournment thereof.

  The close of business on March 12, 1999 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. The bylaws require that the holders of a majority in interest of all stock issued, outstanding and entitled to vote be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business.

                                          By order of the Board of Directors,

                                          /S/ Brett N. Silvers



                                          Brett N. Silvers
                                          Chairman of the Board,
                                          Chief Executive Officer and
                                           President

Hartford, Connecticut
April 1, 1999

                                PROXY STATEMENT

                       FIRST INTERNATIONAL BANCORP, INC.
                              280 Trumbull Street
                          Hartford, Connecticut 06103

                        ANNUAL MEETING OF SHAREHOLDERS
                                April 27, 1999

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of First International Bancorp, Inc. (the "Company") to be held on April 27, 1999 and at any adjournments thereof. Shareholders of record at the close of business on March 12, 1999 will be entitled to vote at the Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being mailed or given to holders of common stock, par value $0.10 per share of the Company (the "Common Stock") on or about April 1, 1999.

  Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any such proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no instructions are given on the proxy, the proxy will be voted FOR the election, as a director of the Company, of the nominee named within. At present, management knows of no additional matters to be presented at the Annual Meeting, but if other matters are presented, the persons named in the proxy and acting thereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

  A proxy may be revoked at any time prior to its exercise (i) by submitting a written notice, addressed to Leslie A. Galbraith, at the principal office of the Company, revoking such proxy, or (ii) in open meeting prior to the taking of a vote. Any shareholder of the Company entitled to vote at the Annual Meeting may attend the Annual Meeting and vote in person on any matter presented for a vote to the shareholders of the Company at the Annual Meeting, whether or not such shareholder has previously given a proxy.

  Solicitation of proxies will be made initially by mail. Proxies may also be solicited personally, by telephone or by facsimile transmission by the directors, officers and other employees of the Company or of the Company's subsidiary, First International Bank, National Association (the "Bank"). The Company will bear all costs and expenses incurred in connection with this solicitation, including the cost of printing and mailing these proxy materials and the expenses, charges and fees of brokers, custodians, nominees and other fiduciaries who, at the request of the management of the Company, mail material to or otherwise communicate with the beneficial owners of the shares of Common Stock of the Company held of record by such brokers, custodians, nominees or other fiduciaries.

  Written notice of the results of the voting at the Annual Meeting or adjournments thereof will not be mailed to shareholders, but will be available upon request, without charge. The Company maintains its principal executive offices at 280 Trumbull Street, Hartford, Connecticut 06103, and its telephone number is (860) 727-0700.

                               VOTING SECURITIES

  As of March 12, 1999, the record date for the Annual Meeting, all of the 7,957,587 shares of Common Stock of the Company outstanding were entitled to vote at the Annual Meeting. Fractional shares are not entitled to be voted, but each full share of Common Stock of the Company entitles the holder thereof to one vote on all matters properly brought before the Annual Meeting. At present, the Common Stock is the only class of capital stock of the Company that is issued and outstanding.

  The following table provides information regarding persons or organizations known by the Company to be the beneficial owners of more than five percent (5.00%) of the outstanding shares of Common Stock of the Company as of February 28, 1999.

   Name and Address                Amount and Nature of   Percent   Notes of
   of Beneficial Owner           Beneficial Ownership (1) of Class Explanation
   -------------------           ------------------------ -------- -----------
   Arnold L. Chase..............        1,061,106          13.34%      (2)
   C/o David T. Chase Enter-
    prises, Inc.
   280 Trumbull Street
   Hartford, CT 06103

   Cheryl A. Chase..............        958,384            12.05%      (3)
   C/o David T. Chase Enter-
    prises, Inc.
   280 Trumbull Street
   Hartford, CT 06103

   Rhoda L. Chase...............        1,470,100          18.48%      (4)
   C/o David T. Chase Enter-
    prises, Inc.
   280 Trumbull Street
   Hartford, CT 06103

   Brett N. Silvers.............        614,600             7.73%      (5)
   C/o First International Bank
   280 Trumbull Street
   Hartford, CT 06103

   T. Rowe Price................        589,000              7.0%      (6)
   Associates, Inc.
   100 E. Pratt Street
   Baltimore, MD 21202

   T. Rowe Price................        475,000             5.97%      (6)
   Small-Cap Value Fund, Inc.
   100 E. Pratt Street
   Baltimore, MD 21202

--------
Notes of Explanation

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, shares are shown as beneficially owned if the person named in the table has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set opposite their respective names.

(2) Includes (i) 55,227 shares held as joint trustee with Stanley N. Bergman for the Arnold Chase Accumulation Trust I, a trust of which Mr. Chase and his children are the beneficiaries, (ii) 55,227 shares held as joint trustee with Stanley N. Bergman for the Arnold Chase Accumulation Trust II, a trust of which Mr. Chase and his children are the beneficiaries, and
    (iii) 1,355 shares owned in joint tenancy with Sandra M. Chase, Mr. Chase's wife.

   Does not include (i) 958,384 shares beneficially owned by Cheryl A. Chase, Mr. Chase's sister, (ii) 112,522 shares held by the Darland Trust, a trust which Rothschild Trust Cayman Ltd. is trustee and Cheryl A. Chase and her children are the primary beneficiaries, (iii) 35,000 shares owned by DTC Holdings Corporation (f/k/a American Ranger, Inc.) a company of which Mr. Chase is a director and executive officer, (iv) 138,169 shares owned by David T. Chase, Mr. Chase's father, and (v) 1,470,100 shares owned by Rhoda
   L. Chase, Mr. Chase's mother. Mr. Chase disclaims beneficial ownership over all shares beneficially owned by Mr. Chase's sister, father, mother, The Darland Trust, and DTC Holdings Corporation (f/k/a American Ranger, Inc.). See "Continuing Directors" for Mr. Chase's biography.

(3) Includes (i) 55,227 shares held as joint trustee with Stanley N. Bergman for the Cheryl A. Chase Accumulation Trust I, a trust of which Ms. Chase and her children are the beneficiaries, (ii) 55,227 shares held as joint trustee with Stanley N. Bergman for the Cheryl A. Chase Accumulation Trust II, a trust of which Ms. Chase and her children are the beneficiaries, and
    (iii) 32,039 shares are held as joint trustee with Kenneth N. Musen for the Cheryl A. Chase Marital Trust, a trust of which Ms. Chase and her children are the beneficiaries.

   Does not include (i) 1,061,106 shares beneficially owned by Arnold L. Chase, Ms. Chase's brother, (ii) 112,522 shares held by the Darland Trust, a trust which the Rothschild Trust Cayman Ltd. is trustee and Ms. Chase and her children are the primary beneficiaries, (iii) 35,000 shares owned by DTC Holdings Corporation (f/k/a American Ranger, Inc.) a company of which Ms. Chase is a director, (iv) 138,169 shares owned by David T. Chase, Ms. Chase's father, and (v) 1,470,100 shares owned by Rhoda L. Chase, Ms. Chase's mother. Ms. Chase disclaims beneficial ownership over all shares beneficially owned by Ms. Chase's brother, mother, father, The Darland Trust, and DTC Holdings Corporation (f/k/a American Ranger, Inc.). See "Continuing Directors" for Ms. Chase's biography.

(4) Does not include (i) 1,061,106 shares beneficially owned by Arnold L. Chase, Ms. Chase's son, (ii) 958,384 shares beneficially owned by Cheryl
    A. Chase, Ms. Chase's daughter, (iii) 112,522 shares held by the Darland Trust, a trust which the Rothschild Trust Cayman Ltd. is trustee and Cheryl A. Chase and her children are the primary beneficiaries, (iv) 35,000 shares owned by DTC Holdings Corporation (f/k/a American Ranger, Inc.) a company of which Ms. Cheryl Chase and Mr. Arnold Chase are directors, and (v) 138,169 shares owned by David T. Chase, Ms. Chase's husband. Ms. Chase disclaims beneficial ownership over all shares beneficially owned by Ms. Chase's spouse, children, The Darland Trust, and DTC Holdings Corporation (f/k/a American Ranger, Inc.).

(5) Includes (i) 100,000 shares owned by The Silvers Family Trust f/b/o Rebecca Anne Silvers, (ii) 100,000 shares owned by The Silvers Family Trust f/b/o Claudia Belle Silvers, and (iii) 414,600 shares owned by Mr. Silvers' wife. Does not include 200,000 shares that the Company has agreed to issue to Mr. Silvers, which shares are expected to be issued on or about March 31, 1999. Mr. Silvers is Chairman of the Board, Chief Executive Officer and President of the Company and Chairman of the Board and Chief Executive Officer of the Bank. See "Nominee for Director of the Company" for Mr. Silvers' biography.

(6) T. Rowe Price Associates, Inc. ("Associates") and T. Rowe Price Small-Cap Value Fund, Inc. ("Value Fund") (collectively, "T. Rowe Price Entities"), have reported in their Schedule 13G dated February 12, 1999 filed with the SEC that (a) Associates is the beneficial owners of 589,000 shares of Common Stock, of which Associates has sole dispositive power over 589,000 shares and sole voting power over 20,000 of such 589,000 shares, and (b) Value Fund also has beneficial ownership of 475,000 of such 589,000 shares, by virtue of its having sole voting power over such 475,000 shares. In their Schedule 13G, the T. Rowe Price Entities certify that they have acquired their shares of the Company's Common Stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company. Associates further states in such
    Schedule 13G that the filing of the Schedule 13G should not be construed as an admission that Associates is the beneficial owner of the Common Stock, and that Associates denies such beneficial ownership.

                             ELECTION OF DIRECTORS

  The By-laws of the Company stipulate that the business and affairs of the Company shall be managed by a Board of Directors (the "Company Board"), which shall consist of not less than three individuals divided into three classes as nearly equal in size as possible. The directors of the Company are elected by the shareholders of the Company for staggered three year terms or until their successors are elected and qualified.

Nominee for Director of the Company

  The following table sets forth the name and address of the nominee for Director of the Company, his principal occupation, age and period of service as a director of the Company. Information regarding his ownership of shares of Common Stock of the Company as of February 28, 1999 may be found at "Security Ownership of Management". The nominee set forth below has been nominated for a three-year term expiring in the year 2002.

                                                                               Director of the
 Class             Name              Age         Principal Occupation           Company Since
 -----             ----              ---         --------------------          ---------------
 II    Brett N. Silvers............  43  Chairman, Chief Executive Officer          1988
                                          and President of the Company and
                                          Chairman and Chief Executive
                                          Officer of the Bank

  The following biographical information is provided for the nominee as indicated above:

 Brett N. Silvers

  Brett N. Silvers has served as Chairman of the Board, Chief Executive Officer and President of the Company and Chairman of the Board and Chief Executive Officer of the Bank since 1988. Mr. Silvers served as President of the Bank from 1988 until December 1998.

  If at the time of the Annual Meeting the nominee should be unable to serve or should decline to serve, the discretionary authority provided in the proxies may be exercised to vote for a substitute or substitutes, who would be designated by the Board of Directors of the Company, and would be elected to the same class or classes as the nominee. The By-laws of the Company provide that any shareholder of the Company may make nominations for the election of Directors by providing written notice to the Secretary of the Company not less than one-hundred twenty (120) days nor more than one-hundred fifty (150) days prior to the anniversary date of the prior year's proxy statement.

  An affirmative vote of a majority of the shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting is necessary for the election of the individual named above. There is no cumulative voting in elections of directors of the Company. Unless otherwise specified, proxies will be voted in favor of the nominated individual.

  The Board of Directors of the Company recommends that the shareholders vote "FOR" the election of the nominee listed above.

Continuing Directors

  Detailed below is certain information about those Directors of the Company whose terms of office do not expire at the Annual Meeting and who consequently are not nominees for re-election at the Annual Meeting.

                                                   Director of                Term of
                                                     Company                Office will
   Class Name                      Age                Since                   Expire
   ----- ----                      ---             -----------              -----------
    I    Michael R. Carter.......  44                  1997                    2001
    I    Frank P. Longobardi.....  43                  1997                    2001
   III   Arnold L. Chase.........  47                  1985                    2000
   III   Cheryl A. Chase.........  45                  1985                    2000

  Mr. Carter is President of Carter Morse & Company and Carter Capital Corporation, a regional investment banking firm and registered broker-dealer, respectively. Mr. Longobardi is a partner in the certified public accounting firm of Haggett Longobardi & Co., LLC of Glastonbury, CT. Mr. Chase is Executive Vice President of David T. Chase Enterprises, Inc., a privately held investment firm with diversified holdings in real estate, communications, insurance and banking. Ms. Chase is an Executive Vice President and General Counsel of David T. Chase Enterprises, Inc.

  Each Director has been employed during the past five years in his or her respective positions.

Bank Directors

  All of the above-named Directors of the Company are also Directors of the Bank (the "Bank Board"). In addition to the above-named Directors, Brett N. Silvers, Leslie A. Galbraith, William J. Anderson, Brian J. Charlebois, Craig
M. Cooper, David G. Sandberg and Kenneth R. Sonenclar are also Directors of the Bank. Effective February 24, 1999, Dean Goodermote and Douglas K. Woods were elected as directors of the Bank.

  Mr. Silvers, who is 43 years old, is Chairman of the Board and Chief Executive Officer of the Bank and Chairman of the Board, Chief Executive Officer and President of the Company. Ms. Galbraith, who is 37 years old, is President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Bank and Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Anderson, who is 59 years old, retired from the Bank in October 1997 as an Executive Vice President and currently provides consulting services to the Bank. (See "Related Party Transactions.") Mr. Charlebois, who is 38 years old, is Executive Vice President of the Bank. Mr. Cooper, who is 42 years old, is Executive Vice President of Fairbank Mortgage Corp., a regional mortgage banking lender located in Waterbury, Connecticut. Mr. Goodermote, who is 45 years old, is President and Chief Executive Officer of Process Software Corp. a software development company. Mr. Sandberg, who is 48 years old, is a partner in The Cornerstone Companies, a commercial real estate firm, and is President of Cornerstone Capital Advisors, Inc., a regional investment advisor. Mr. Sandberg is also a Co-General Partner of Edgewater Cove Associates LP, which owns and operates a community shopping center in East Patchogue, New York and is currently a debtor in Chapter 11 proceedings. Mr. Sonenclar, who is 44 years old, is President of Classics Interactive, Inc., an independent management consulting firm. Mr. Woods, who is 38 years old, is President and Chief Executive Officer of Liberty Precision Industries, an automation manufacturing company. Directors of the Bank are elected annually for a one-year term.

Other Information About the Board and its Committees

 Attendance of Directors

  The Company and Bank Boards generally meet every other month. Each of the Boards of Directors may have additional special meetings upon the request of the Chairman of the Board and President or a majority of their respective Directors. During the year ended December 31, 1998, the Company Board met seven times and the Bank Board met ten times.

 Compensation of Directors

  Non-employee Directors of the Company and the Bank are compensated in the form of an annual retainer and fees for each meeting attended. For 1998, annual retainers were $2,500 for Directors of the Company, $10,000 for Directors of the Bank, and $2,500 for members of the Audit and Loan Committees. In addition, Directors received a $275 fee for each board or committee meeting attended. Effective April 1999, each Committee Chairman will receive an annual retainer of $5,000 and all Board and Committee members will receive a $750 meeting fee. There will be no special retainer for Audit or Loan Committee members.

  The Company's Amended and Restated 1996 Stock Option Plans (1996 Plan) provide that immediately after the annual meeting of shareholders of the Company each year during the term of the 1996 Plan, non-employee directors of the Company or the Bank who physically attend at least 80% of the number of Company Board or Bank Board meetings (including applicable committee meetings), as applicable, in the preceding year will be granted options to purchase 1,000 shares of Common Stock. Directors of the Company who are also directors of the Bank will be entitled to receive only one 1,000 share stock option in any year. Options granted pursuant to the 1996 Plan will generally vest ratably over four years and expire ten years after grant.

Committees Of The Boards Of Directors

  The Company Board and the Bank Board have appointed certain committees. Among these committees are the Executive Committee, the Audit Committee, the CRA Committee, the Loan Committee, the Human Resources Committee and the Technology Committee. Certain committee changes were made during 1998 as noted below, or in February 1999 with the addition to the Bank Board of Messrs. Goodermote and Woods.

  The Executive Committee of the Bank Board meets on an ad hoc basis when empowered by the full Bank Board to take action on projects which may arise from time to time requiring more diligence or additional consultations with management or others. The Executive Committee of the Bank Board is comprised of Messrs. Silvers and Chase and Ms. Chase and is chaired by Mr. Silvers. During 1998, no meetings of the Executive Committee were held.

  The Audit Committee of the Company Board reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal loan review system, regulatory compliance, internal accounting, and auditing and financial controls, and makes recommendations to the Company Board on the engagement of the independent accountants, as well as other matters which may come before it or as may be directed by the Company Board. The Audit Committee of the Company consists of Messrs. Longobardi, Chase, Carter, and Sandberg and Ms. Chase and is chaired by Mr. Longobardi. During 1998, twelve meetings of the Audit Committee were held. Effective February 1999, the Loan Committee assumed oversight responsibility of the Company's policies and procedures with respect to its internal loan review systems and the Audit Committee assumed oversight responsibility of the Bank's compliance with the Community Reinvestment Act
(CRA).

  The CRA Committee of the Bank Board has been responsible for overseeing, coordinating and evaluating the Bank's performance under the Community Reinvestment Act. The Committee reviewed specific policies and policy statements and assessed the Bank's compliance with those policies and overall compliance with federal law. The CRA Committee of the Bank consisted of Messrs. Anderson, Charlebois, and Cooper and Ms. Galbraith and was chaired by Mr. Anderson. During 1998, two meetings of the CRA Committee were held. Effective February 1999, oversight responsibility for CRA compliance was vested with the Audit Committee.

  The Loan Committee of the Bank Board is responsible for reviewing and approving loans made to borrowers in amounts greater than the authority vested with the Company's Division Executives and, effective February 1999, the Committee assumed oversight responsibility for the Company's internal loan review policies and procedures. For 1998, the Loan Committee of the Bank consisted of Messrs. Charlebois, Sandberg, and Longobardi and Ms. Chase and was chaired by Mr. Charlebois. In December 1998, Mr. Silvers was appointed as

Chairman of the Loan Committee. Effective February 1999, Mr. Carter was appointed as Committee Chairman and Mr. Woods was appointed to the Committee. During 1998, four meetings of the Loan Committee were held.

  The Human Resources Committee of the Bank Board determines the compensation policies and programs of the Bank, subject to final approval by the Bank Board. For 1998, the Human Resources Committee consisted of Messrs. Sandberg, Chase, Anderson, Carter, and Longobardi and was chaired by Mr. Sandberg. Effective February 1999, the Committee was comprised of Messrs. Anderson, Chase, Sandberg and Longobardi and is chaired by Mr. Anderson. During 1998, five meetings of the Human Resources Committee were held.

  The Technology Committee of the Bank Board is responsible for monitoring technological aspects of the Bank's delivery systems. For 1998, the Technology Committee consisted of Messrs. Sonenclar, Anderson, Charlebois, Chase and Cooper and was chaired by Mr. Sonenclar. Effective February 1999, the Committee is comprised of Messrs. Sonenclar, Chase, Cooper and Goodermote and is chaired by Mr. Sonenclar. During 1998, four meetings of the Technology Committee were held.

Compensation of Executive Principal Officers

  The following table sets forth aggregate cash compensation paid by the Company over the past two calendar years to each of the most highly compensated executive officers of the Company or the Bank (the "Named Executive Officers").

                          Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                                                 ----------------
                           Annual Compensation   Number of Shares
   Name and Principal     ----------------------    Underlying     All Other
        Position          Year  Salary   Bonus   Options Granted  Compensation
   ------------------     ---- -------- -------- ---------------- ------------
Brett N. Silvers......... 1998 $310,961 $100,000         --         $ 12,720(2)
 Chairman, Chief          1997 $286,751      --          --         $527,053(3)
 Executive Officer and
 President of the Company
 and Chairman and Chief
 Executive Officer of the
 Bank(1)
Leslie A. Galbraith...... 1998 $162,452 $ 95,500      20,000        $  9,114(2)
 Executive Vice           1997 $145,258 $ 86,000      86,250        $  7,428(2)
 President, Chief
 Financial Officer,
 Secretary and Treasurer
 of the Company and
 President, Chief
 Operating Officer, Chief
 Financial Officer and
 Treasurer of the Bank(4)

--------
Notes of Explanation:

(1) Prior to December 2, 1998, Mr. Silvers was also President of the Bank.

(2) Represents contributions to the Company's 401(k) Plan made by the Company on the Named Executive Officer's behalf and the imputed value of life insurance premiums paid by the Company.

(3) Includes approximately $518,000 which represents the forgiveness by the Company upon completion of the Company's public offering of certain interest payments and reimbursement of the tax liabilities associated therewith with respect to a promissory note issued by Mr. Silvers to the Company. See "Employment Agreements." Also, includes contributions to the Company's 401(k) Plan made by the Company on Mr. Silvers' behalf and the imputed value of life insurance premiums paid by the Company.

(4) On December 2, 1998 Ms. Galbraith became President and Chief Operating Officer of the Bank and ceased being Executive Vice President and Secretary of the Bank.

Option Grants in Last Fiscal Year

  The following table provides information regarding stock options granted to Named Executive Officers in 1998.

                           Individual Grants
                         ---------------------
                                                                          Potential Realizable
                                    % of Total                              Value at Assumed
                         Number of   Options                              Annual Rates of Stock
                         Securities Granted to                             Price Appreciation
                         Underlying Employees  Exercise                    For Option Term(1)
                          Options   In Fiscal    Price                    ----------------------
Name                      Granted      Year    ($/Share) Expiration Date      5%        10%
----                     ---------- ---------- --------- ---------------- ---------- -----------
Brett N. Silvers........      --        --          --                --         --         --

Leslie A. Galbraith.....   20,000      9.24%    $15.375  January 27, 2008 $  193,385 $  490,076

--------
Note of Explanation:

(1) Represents the hypothetical gain, on a pre-tax basis, that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. There can be no assurance that the stock price will appreciate at the rates shown in this table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table shows stock option exercises by the Named Executive Officers, including the aggregate value realized upon such exercise. "Value Realized Upon Exercise" represents the excess of the closing price of the Common Stock of the Company on the date of exercise over the exercise price. In addition, this table includes the number of shares remaining unexercised underlying both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of December 31, 1998. Also, reported are the values of "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock of the Company of $8.625.

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                          Shares   Value    Options At Fiscal Year-   In-The-Money Options At
                         Acquired Realized            End                 Fiscal Year-End
                           Upon     Upon   ------------------------- -------------------------
  Name                   Exercise Exercise Exercisable Unexercisable Exercisable Unexercisable
  ----                   -------- -------- ----------- ------------- ----------- -------------
Brett N. Silvers........     --       --        --           --            --           --

Leslie A. Galbraith.....  14,000  $81,625    53,240       78,991      $261,685     $280,473

Executive Officers of the Company and the Bank

  The names and ages of the Executive Officers of the Company and the Bank and each Executive Officer's position with the Company or the Bank is listed below.

Name                     Age Positions and Offices with the Company or the Bank
----                     --- --------------------------------------------------
Brett N. Silvers........ 43  Chairman of the Board, Chief Executive Officer and President of
                              the Company and Chairman of the Board and Chief Executive
                              Officer of the Bank

Leslie A. Galbraith..... 37  Executive Vice President, Chief Financial Officer, Secretary and
                              Treasurer of the Company and President, Chief Operating
                              Officer, Chief Financial Officer and Treasurer of the Bank

  Mr. Silvers has served as Chairman of the Board, Chief Executive Officer and President of the Company and as Chairman of the Board and Chief Executive Officer of the Bank since 1988. Mr. Silvers served as President of the Bank from 1988 until December 1998. Ms. Galbraith has served as Chief Financial Officer and Treasurer of the Company since October 1990 and as Secretary of the Company since March 1992. Since joining the Company, Ms. Galbraith has also been Vice President and Senior Vice President of the Company and is currently an Executive Vice President of the Company. Ms. Galbraith has also served as Chief Financial Officer and Treasurer of the Bank since October 1990 and as President and Chief Operating Officer of the Bank since December 1998. Ms. Galbraith served as Secretary of the Bank from 1992 to December 1998.

Human Resources Committee Report

  The Human Resources Committee of the Bank represents both the Company and the Bank and is responsible for establishing the compensation policies of the Company and the Bank. The Human Resources Committee consists of Directors who are not officers or employees of the Company.

  The Committee's primary responsibilities are to provide independent review and oversight and promote corporate accountability for executive compensation, approve performance and base compensation policies for executive management and employees, approve incentive plans, and to provide oversight of Company benefit programs.

  Pursuant to rules of the Securities and Exchange Commission, set forth below is a report prepared by the Company's and the Bank's Board Human Resources Committee addressing the Company's and the Bank's compensation policies for 1998 as they affected Mr. Silvers, the Company's chief executive officer, and Ms. Galbraith, the Company's Executive Vice President.

 Relationship of Performance Under Compensation Plans:

  The Company's executive officer compensation program consists of three primary components: base salary, discretionary annual bonuses, and grants of stock options. Through these components, the Company is committed to providing an executive officer compensation program that helps to attract and retain highly qualified executive officers.

  Each executive officer's annual performance serves as the basis for making adjustments to base salary. Individual performance evaluations are closely tied to achievement of short as well as long term goals and objectives, individual initiative, team-building skills, level of responsibility and above-average corporate performance.

  The Human Resources Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Thus, the Committee has incorporated and will further incorporate these elements in designing the compensation packages of the Company's executive officers.

 CEO Compensation:

  Mr. Silvers serves the Company and the Bank pursuant to an employment agreement dated June 30, 1994, as amended on July 3, 1997, which provides for his employment as Chairman and Chief Executive Officer of the Bank and as Chairman, Chief Executive Officer and President of the Company through December 31, 2000. The terms of Mr. Silvers' contract were negotiated at arms-length. See "Employment Agreements."

 Compensation of Other Named Executive Officer:

  Leslie A. Galbraith entered into an Employment Agreement with the Bank. This agreement specifies the terms of employment. See "Employment Agreements."

              Members of the Human Resources Committee

              David G. Sandberg, Chair
              William J. Anderson
              Michael R. Carter
              Arnold L. Chase
              Frank P. Longobardi

Related Party Transactions

  As described below under "Human Resources Committee Interlocks and Insider Participation," the Bank engages in banking transactions with directors and officers of the Company, and with their associates.

  On April 15, 1994, the Company issued 614,600 shares of Common Stock to Brett N. Silvers, Chairman of the Board and President of the Company and the Bank, for an aggregate purchase price of $1,037,796, or $1.69 per share. Mr. Silvers delivered to the Company, as payment of the purchase price, $17,560 in cash and a promissory note in the principal amount of $1,020,236 (the "First Note"). To secure the payment of the First Note, Mr. Silvers pledged all 614,600 shares of the Common Stock to the Company. No principal or interest was payable under the First Note prior to December 31, 2000. The interest accrued on the First Note, and any interest that would have accrued in the future, was forgiven by the Company upon completion of the Company's public offering in September 1997; in addition to such forgiveness of interest, the Company paid a bonus to Mr. Silvers in the amount of his resulting income tax liability. See "Employment Agreements."

  On January 27, 1999, the Company agreed to forgive the remaining principal balance of the First Note and to release the 614,600 shares of Common Stock from the pledge; in addition to such forgiveness of principal, the Company agreed to pay a bonus to Mr. Silvers in the amount of his resulting income tax liability. See "Employment Agreements."

  On January 27, 1999, the Company also agreed to issue an additional 200,000 shares of Common Stock to Mr. Silvers, for an aggregate purchase price of $2,000,000, or $10 per share, which was the closing price of shares of Common Stock as listed on Nasdaq on that date. On or about March 31, 1999, Mr. Silvers will deliver to the Company, as payment of the purchase price, $20,000 in cash and a promissory note in the principal amount of $1,980,000 (the "Second Note"). To secure the payment of the Second Note, Mr. Silvers will, upon payment of the purchase price, pledge all 200,000 shares of the Common Stock to the Company. No principal or interest is payable under the Second Note prior to April 1, 2002. The interest and principal of the Second Note may be forgiven by the Company in certain circumstances. In addition to any possible future forgiveness, the Company agreed to provide a reimbursement to Mr. Silvers for all tax liabilities associated with such forgiveness. See "Employment Agreements".

  On September 16, 1997, the Bank entered into a Consulting and Non-Competition Agreement with William J. Anderson, who retired as an Executive Vice President of the Bank in October 1997 and is a Director of the Bank. Pursuant to the agreement, as amended as of March 1, 1999, Mr. Anderson agrees to assist the Bank in business development and other matters from time to time. Mr. Anderson will be paid $60,000 annually until December 31, 2005 under the agreement.

  The Company and the Bank obtained legal services during 1998, and anticipate obtaining such services in 1999, from the law firm of Bingham Dana LLP. Bruce
C. Silvers, a partner at Bingham Dana LLP, is the brother of Brett N. Silvers, Chairman of the Board, Chief Executive Officer and President of the Company and Chairman of the Board and Chief Executive Officer of the Bank. Legal fees paid to Bingham Dana LLP for 1998 aggregated $573,303.

  The Bank has had, and expects to have in the future, various loan and other banking transactions in the ordinary course of business with the directors, executive officers and principal shareholders of the Company, the Bank and entities with which such persons may be associated. All such transactions: (i) have been and will be made in the ordinary course of business; (ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (iii) in the opinion of management do not and will not involve more than the normal risk of collectibility or otherwise present other terms less favorable to the Bank than would otherwise be obtained with unrelated persons. As of December 31, 1998, the total dollar amount of extensions of credit to Directors and Named Executive Officers and any of their associates was approximately $2.6 million, which represented approximately 5.4% of total stockholders' equity as of such date.

Human Resources Committee Interlocks and Insider Participation

  During 1998, the Human Resources Committee included David G. Sandberg, William J. Anderson, Michael R. Carter, Arnold L. Chase and Frank P. Longobardi, all of whom were independent, non-employee Directors of either the Company or the Bank.

Employment Agreements

  Brett N. Silvers entered into an employment agreement with the Company and the Bank, dated as of June 30, 1994, as amended July 3, 1997, pursuant to which Mr. Silvers is employed as the Chairman of the Board, Chief Executive Officer, and President of the Company and as Chairman of the Board and Chief Executive Officer of the Bank. The employment agreement provides for a base annual salary of $300,000 for the twelve month period ending March 31, 1998, increasing by 5% on April 1st of each year thereafter, plus various benefits including club memberships, life insurance, and use of an automobile. The term of the agreement extends through December 31, 2000. If there is a material change in the authority and responsibility of Mr. Silvers, Mr. Silvers will have the right to terminate his employment and to receive severance pay equal to one year's salary. If the employment of Mr. Silvers is terminated by the Company without cause (as defined in the agreement), Mr. Silvers will have the right to receive severance pay equal to one year's salary.

  In addition to the base annual salary, the employment agreement contemplates that the Company Board may award annual discretionary performance bonuses to Mr. Silvers in 1998, 1999 and 2000. The interest accrued on the promissory note delivered by Mr. Silvers to the Company in connection with Mr. Silvers' purchase of Common Stock in 1994 (see "Related Party Transactions"), and any interest that would have accrued in the future, was forgiven by the Company upon consummation of the Company's public offering in September 1997; in addition to such forgiveness of interest, the Company paid a bonus to Mr. Silvers in the amount of his resulting income tax liability.

  On January 27, 1999, the Company agreed to increase Mr. Silvers' base annual salary to $375,000 per year, beginning retroactively from January 1, 1999, and agreed that, rather than such salary increasing by 5% annually thereafter, subsequent annual increases shall be determined by and will be at the sole discretion of the Company Board. The Company also agreed to award to Mr. Silvers a bonus of $320,000 prior to March 31, 1999. In addition, the Company agreed to forgive the principal balance of the First Note and to release the shares of Common Stock from the pledge therefor; in addition to such forgiveness of principal, the Company agreed to pay a bonus to Mr. Silvers in the amount of his resulting income tax liability.

  The interest and principal of the promissory note delivered by Mr. Silvers to the Company in connection with his purchase of an additional 200,000 shares of Common Stock (see "Related Party Transactions") will be forgiven by the Company, and any resulting income tax liability of Mr. Silvers will be paid by the Company, if Arnold L. Chase, Cheryl A. Chase, Rhoda L. Chase, and David T. Chase and their affiliates (the "Chase Stockholders") dispose of 50% or more of their beneficial ownership as of March 31, 1999 of the Common Stock of the Company or of any successor thereto (taking into consideration adjustments for any stock dividends, splits, combinations or exchanges, or otherwise subsequent to March 31, 1999), and the average price per share of Common Stock of the Company received by the Chase Stockholders for all stock sold by them to persons and entities that are not Chase Stockholders was at least $30.00 per share (taking into consideration adjustments for any stock dividends, splits, combinations or exchanges, or otherwise subsequent to March 31, 1999) or such lesser amount as determined at the sole discretion of the Company Board.

  The employment agreement also sets forth the agreement of the Chase Stockholders that, if the Chase Stockholders enter into an agreement to sell all or a majority of the shares of Common Stock of the Company owned by them, they will cause the buyer to give Mr. Silvers the opportunity to sell the same percentage of his shares of Common Stock of the Company as the Chase Stockholders are selling, on the same terms as are applicable to the sale by the Chase Stockholders.

  Leslie A. Galbraith entered into an employment agreement with the Bank, dated August 25, 1997, as amended December 2, 1998, pursuant to which Ms. Galbraith is employed as President, Chief Operating Officer and Chief Financial Officer of the Bank. Ms. Galbraith's employment agreement provides for a base annual salary at the rate of $225,000, plus various benefits including life insurance. The term of her employment agreement extends through December 31, 1999.

  Under her employment agreement, if, within one year after a "change in control" (as defined below) of the Company, there is a material reduction in the authority or responsibility of Ms. Galbraith or there is an involuntary relocation of Ms. Galbraith's place of employment to a location more than 30 miles from the current headquarters of the Bank, or if Ms. Galbraith's employment is terminated without cause (as defined in the employment agreement), Ms. Galbraith will have the right to terminate her employment and to receive severance pay equal to one year's salary. In addition, all options held by Ms. Galbraith to purchase Common Stock become immediately exercisable. If the employment of Ms. Galbraith is otherwise terminated by the Company without cause, Ms. Galbraith will have the right to receive severance pay equal to one year's salary.

  Under Ms. Galbraith's employment agreement, a "change in control" of the Company is deemed to occur if Brett N. Silvers and his affiliates and Arnold
L. Chase, Cheryl A. Chase, Rhoda L. Chase, and David T. Chase and their affiliates at any time cease in the aggregate (i) to beneficially own at least 25% of the outstanding Common Stock of the Company or any successor thereto or
(ii) to have the right to exercise at least 25% of the aggregate voting power of the Bank or any successor thereto.

  Upon execution of the employment agreement, and as provided therein, Ms. Galbraith was granted options under the Amended and Restated 1996 Stock Option Plans to purchase 25,000 shares of Common Stock at an exercise price of $8.50 per share. 12,500 of these options are currently exercisable. On January 27, 1999, the Company agreed to grant Ms. Galbraith additional options under the Amended and Restated 1996 Stock Option Plans to purchase 40,000 shares of Common Stock at an exercise price of $10.00 per share. None of these options are currently exercisable.

Performance Graph

  The following table compares the total return on the Company's Common Stock for the period September 23, 1997 (the date of the Company's public offering of its Common Stock) through February 28, 1999 against the cumulative total returns on the NASDAQ Stock Market Index (U.S.) and the NASDAQ Financial Stock Index during the same period. The NASDAQ Financial Index is comprised of the 100 largest financial organizations listed on the NASDAQ National Market tier of The NASDAQ Stock Market. The stock price performance on the graph below is not necessarily indicative of future stock price performance.

                           [LINE GRAPH APPEARS HERE]

                                            Sept. Oct. Mar. June Sept. Dec. Feb.
                                            1997  1997 1998 1998 1998  1998 1999
                                            ----- ---- ---- ---- ----- ---- ----
Nasdaq Stock Market........................  100   94  110  113   102  132  138
Nasdaq Financial Stocks....................  100  108  114  111    92  104  104
First International Bancorp, Inc...........  100   75  100   89    59   53   68

  The above data assumes $100.00 invested on September 23, 1997, with all dividends reinvested, in each of the Company's Common Stock, the NASDAQ Stock Market Index (U.S.) and the NASDAQ Financial Stock Index.

Security Ownership of Management

  The following table sets forth information regarding the ownership of Common Stock of the Company as of February 28, 1999 by each of the Directors and the Named Executive Officers and the Directors and the Executive Officers as a group.

        Name                    Status Beneficial Ownership(1) Percent of Class
        ----                    ------ ----------------------- ----------------
William J. Anderson............    (b)           33,975               *
Michael R. Carter..............    (a)            5,875               *
Brian J. Charlebois............    (b)          117,644              1.48%
Arnold L. Chase................    (a)        1,061,106(2)          13.34%
Cheryl A. Chase................    (a)          958,384(3)          12.05%
Craig M. Cooper................    (b)           10,000(4)            *
Leslie A. Galbraith............ (b)(c)          113,253              1.42%
Frank P. Longobardi............    (a)            8,475(5)            *
David G. Sandberg..............    (b)           14,096               *
Brett N. Silvers............... (a)(c)          614,600(6)           7.73%
Kenneth R. Sonenclar...........    (b)            6,050               *
Directors and Executive
 Officers as a Group...........               2,943,458             37.00%

--------
*  Shareholdings represent less than 1.00% of class

(a) Designates Director of the Company and the Bank

(b) Designates Director of the Bank only

(c) Designates Named Executive Officer

Notes of Explanation:

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose or to direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set opposite their respective names. Shares of Common Stock subject to options currently exercisable within sixty (60) days following February 28, 1999, are deemed outstanding for computing the share ownership and percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2) Includes (i) 55,227 shares held as joint trustee with Stanley N. Bergman for the Arnold Chase Accumulation Trust I, a trust of which Mr. Chase and his children are the beneficiaries, (ii) 55,227 shares held as joint trustee with Stanley N. Bergman for the Arnold Chase Accumulation Trust II, a trust of which Mr. Chase and his children are the beneficiaries, and
    (iii) 1,355 shares owned in joint tenancy with Sandra M. Chase, Mr. Chase's wife. Does not include (i) 958,384 shares beneficially owned by Cheryl A. Chase, Mr. Chase's sister, (ii) 112,522 shares held by the Darland Trust, a trust which the Rothschild Trust Cayman Ltd. is trustee and Cheryl A. Chase and her children are the primary beneficiaries, (iii) 35,000 shares owned by DTC Holdings Corporation (f/k/a American Ranger, Inc.) a company of which Mr. Chase is a director and executive officer,
    (iv) 138,169 shares owned by David T. Chase, Mr. Chase's father, and (v) 1,470,100 shares owned by Rhoda L. Chase, Mr. Chase's mother. Mr. Chase disclaims beneficial ownership over all shares beneficially owned by Mr. Chase's sister, father, mother, The Darland Trust, and American Ranger, Inc. See "Continuing Directors" for Mr. Chase's biography.

(3) Includes (i) 55,227 shares held as joint trustee with Stanley N. Bergman for the Cheryl A. Chase Accumulation Trust I, a trust of which Ms. Chase and her children are the beneficiaries, (ii) 55,227 shares held as joint trustee with Stanley N. Bergman for the Cheryl A. Chase Accumulation Trust II, a trust of which Ms. Chase and her children are the beneficiaries, and
    (iii) 32,039 shares are held as joint trustee with Kenneth N. Musen for the Cheryl A. Chase Marital Trust, a trust of which Ms. Chase and her children are the beneficiaries. Does not include (i) 1,061,106 shares beneficially owned by Arnold L. Chase, Ms. Chase's brother, (ii) 112,522 shares held by the Darland Trust, a trust which the Rothschild Trust Cayman Ltd. is trustee and Ms. Chase and her children are the primary beneficiaries, (iii) 35,000 shares owned by DTC Holdings Corporation (f/k/a American Ranger, Inc.) a company of which Ms. Chase is a director, (iv) 138,169 shares owned by David T. Chase, Ms. Chase's father, and (v) 1,470,100 shares owned by Rhoda L. Chase, Ms. Chase's mother. Ms. Chase disclaims beneficial ownership over all shares beneficially owned by Ms. Chase's brother, mother, father, The Darland Trust, and American Ranger, Inc.

(4) Includes 4,550 shares owned in joint tenancy with Valarie Cooper, Mr. Cooper's wife.

(5) Includes 1,050 shares held in the name of Haggett, Longobardi & Co. LLC, of which Mr. Longobardi is a partner and 925 shares held by Patricia Synhorst, Mr. Longobardi's wife.

(6) Includes (i) 100,000 shares owned by The Silvers Family Trust f/b/o Rebecca Anne Silvers, (ii) 100,000 shares owned by The Silvers Family Trust f/b/o Claudia Belle Silvers, and (iii) 414,600 shares owned by Mr. Silvers' wife. Does not include 200,000 shares that the Company has agreed to issue to Mr. Silvers, which shares are expected to be issued on or about March 31, 1999.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and 10% shareholders to file reports of ownership (Form 3) and changes of ownership (Form 4) with respect to the Company's Common Stock with the Securities and Exchange Commission. Executive officers, directors and principal shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of such filings, the Company believes that all forms required to be filed by such individuals were filed on a timely basis except that Mr. Cooper filed a Form 5 in January 1999 to report a sale of shares completed in November 1998.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Company Board, upon the recommendation of the Audit Committee, has selected the firm of PricewaterhouseCoopers LLP, independent public accountants, as auditors of the Company for 1999. The Company has been advised by such firm that neither it nor any member or associate of such firm has any relationship with the Company or the Bank other than as independent auditors.

  It is expected that representatives of PricewaterhouseCoopers will be present at the Annual Meeting of the Company and that they will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Company Board knows of no additional matters which are likely to be presented for action at the Annual Meeting other than the proposal specifically set forth in the Notice and referred to herein. If any other matter properly comes before the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote or refrain from voting in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

          SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Shareholders who desire to submit proposals for the consideration of the Company's shareholders at its Annual Meeting of Shareholders in 2000, will be required, pursuant to a rule of the Securities and Exchange Commission, to deliver the proposal to the Company on or prior to December 2, 1999. Please forward any shareholder proposals to the Secretary of the Company at the address indicated below.

                                 ANNUAL REPORT

  A copy of the Company's Annual Report has been mailed to all shareholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material. Additional copies of the Annual Report may be obtained by shareholders of the Company without charge upon written request to the Secretary of the Company at the address indicated below.

                                          By Order of the Board of Directors

                                          /s/ Leslie A. Galbraith

                                          Leslie A. Galbraith
                                          Secretary
                                          First International Bancorp, Inc.
                                          280 Trumbull Street
                                          Hartford, Connecticut 06103
                                          April 1, 1999

--------------------------------------------------------------------------------



                       FIRST INTERNATIONAL BANCORP, INC.

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
             1999 ANNUAL MEETING OF SHAREHOLDERS ON APRIL 27, 1999


        The undersigned hereby appoints Brett N. Silvers and Leslie A. Galbraith and each of them proxies, each with power of substitution, to vote at the 1999 Annual Meeting of Shareholders of FIRST INTERNATIONAL BANCORP, INC., to be held on April 27, 1999 (including any adjournments or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the reverse side of this ballot on the election of directors and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.


                (To Be Continued And Signed On The Other Side)



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
                                                                Please mark
                                                               your vote as  [X]
                                                               indicated in
                                                               this example


ELECTION OF DIRECTORS

  FOR the nominee              WITHHOLD             Nominee: Brett N. Silvers
listed to the right            AUTHORITY
                         to vote for the nominee
                               at right

     [_]                         [_]


This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no contrary specification is made, this proxy will be voted FOR the selection of the nominees of the Board of Directors and upon such other business as may properly come before the meeting in the appointed proxies' discretion.


Please date, sign as name appears hereon, and return this proxy in the enclosed envelope, whether or not you expect to attend the meeting. You may nevertheless vote in person of you do attend.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of 1999 Annual Meeting of Shareholders and related Proxy Statement.



Signature_________________________Signature_________________________Date________
NOTE: (Executors, administrators, trustees, custodians, etc. should indicate capacity in which signing. When stock is held in the name of more than one person, each person should sign the proxy.)

--------------------------------------------------------------------------------
                            [FOLD AND DETACH HERE]